Exhibit 99


St. Paul Travelers                              St. Paul Travelers Companies
                                                385 Washington Street
News Release                                    St. Paul, MN 55102-1396
                                                www.stpaultravelers.com


               St. Paul Travelers Receives Favorable Decision in
                          ACandS Asbestos Litigation

     SAINT PAUL, Minn.-- Sept. 20, 2004--The St. Paul Travelers Companies, Inc. (St. Paul Travelers, NYSE:STA) today announced that the U.S. District Court for the Eastern District of Pennsylvania has issued a ruling denying ACandS's motion to vacate the previously announced arbitration award granted to Travelers Property Casualty Corp. (Travelers) on July 31, 2003. The arbitration panel had ruled in favor of Travelers finding that asbestos bodily injury claims against ACandS were subject to the aggregate limits of the policies issued to ACandS, which had been exhausted. In October 2003, ACandS commenced a lawsuit (ACandS, Inc. v. Travelers Casualty and Surety Co., U.S.D.Ct., E.D. Pa.) seeking to vacate the arbitration award as beyond the panel's scope of authority. The District Court's decision affirms that the arbitration panel acted within the scope of its authority. In connection with this decision, the District Court also issued a ruling dismissing a related pending lawsuit by ACandS against Travelers (ACandS, Inc. v. Travelers Casualty and Surety Co., U.S.D.Ct., E.D. Pa.) in which ACandS asserted that each asbestos bodily injury claim against ACandS is subject to a separate occurrence limit under insurance policies issued by Travelers.

     While St. Paul Travelers cannot predict the outcome of a potential appeal of these rulings or other legal actions, based on these rulings there is currently no significant coverage litigation pending with respect to policies issued by Travelers to ACandS and St. Paul Travelers does not have any significant remaining obligation under any such policies. St. Paul Travelers is making no adjustment to its asbestos reserves in the third quarter of 2004 as a result of these rulings. The impact of these rulings will be considered along with other information in the company's previously announced review of asbestos reserves, which the company expects to complete in the fourth quarter of 2004.

     St. Paul Travelers is a leading provider of insurance and asset management services. For more information, visit www.stpaultravelers.com.

                                      ###

CONTACT:
The St. Paul Travelers Companies, Inc., Saint Paul

Media:
Shane Boyd, 651-310-3486
or

Institutional Investors:
Maria Olivo, 860-277-8330
Chuck Chamberlain, 860-954-3134
or

Individual Investors:
Marc Parr, 860-277-0779